Exhibit 10.3

Strictly Private & Confidential

Alistair Macdonald

July 27, 2016

Dear Alistair

Increase to annual base salary

The purpose of this letter is to confirm that, effective August 1, 2016, the service agreement between INC Research Holding Limited (the “Company”) and you dated July 31, 2014 will be amended to reflect an increase in your base salary to US$750,000 per annum subject to deductions for income tax and National Insurance contributions and any other deductions required by law. Your salary will be paid by the Company by equal monthly instalments in arrears, normally on the 25th day of the month by credit transfer to a bank account nominated by you. If the 25th falls on a weekend or a bank holiday, you will be paid on the last working day before the 25th.

Your base salary will be converted by the Company into, and payable by the Company in, Pounds Sterling in accordance with the spot rate of exchange published by the Bank of England on its website as at the close of business on July 29, 2016.

Yours sincerely

/s/ Christopher L. Gaenzle

Christopher L. Gaenzle

Director

for and on behalf of

INC Research Holding Limited

Acknowledged and agreed as of July 27, 2016

/s/ Alistair Macdonald

Alistair Macdonald